United States
Securities and Exchange Commission
Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the
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RETAIL OPPORTUNITY INVESTMENTS CORP.

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Retail Opportunity Investments Corp.
Annual Meeting of Stockholders
May 2, 2012
Supplemental Information Regarding Item 3
Proposal to Approve the Compensation of the Company's Named Executive Officers

Commencing April 26 2012, Retail Opportunity Investments Corp. (the "Company") sent the following communication to certain of its stockholders.

ISS Proxy Advisory Services (“ISS”) has issued a report containing a voting recommendation regarding "Item 3: To approve, on an advisory basis, the compensation of the Company's named executive officers" included in our Proxy Statement to be used in connection with our annual stockholders meeting to be held on May 2, 2012 that we believe is deeply flawed – and we urge you, for the reasons set forth below, to support the Company and vote “FOR” this item.

In its report, ISS concludes that a vote against Item 3 is warranted primarily in light of a perceived "pay-for-performance misalignment" at the Company.  In making this assessment, ISS prepares what it calls a "Corporate Governance Quotient Profile," which functions as a score sheet in which points are added or deducted based on ISS's assessment of the Company's adherence to or departure from a range of factors relating to executive compensation deemed relevant by ISS.  The centerpiece of the Corporate Governance Quotient Profile as it relates to executive compensation is a comparison of the Company's total stockholder return ("TSR") and the change in the compensation of our Chief Executive Officer over the past five years and our cumulative three-year compensation history and three-year TSR relative to the peer group selected by ISS.  Substantially all of the negative points deducted by ISS with respect to compensation matters related to its assessment of these factors.

We believe that ISS has selected deeply flawed and totally irrelevant performance benchmarks in assessing our pay-for-performance alignment.

We do not have a five or even three year operating history and we did not commence operations and begin to compensate our executive officers until we converted from a special purpose acquisition company to a REIT in October 2009.  At that time, we engaged our current executive management team and entered into employment agreements with each of Stuart A. Tanz, our President and Chief Executive Officer, John B. Roche, our Chief Financial Officer, and Richard A. Baker, who is currently serving as the Executive Chairman of our board of directors.  We opened for business as a REIT at that time holding no assets other than approximately $405 million in cash.

As indicated in our Proxy Statement, the fundamental philosophy of the Compensation Committee of our board of directors is to closely align the Company's compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.  The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity and cash-based compensation with long-term, equity-based compensation.

To this end, the compensation decisions taken by the Compensation Committee focused in respect of 2011 on the Company's total stockholder return performance for 2011 against a peer group consisting of 16 publicly-traded REITs selected by the Compensation Committee with the advice of FTI Schonbraun McCann Group, the committee's executive compensation consultant.  These companies, which are identified in our Proxy Statement, generally have an investment focus concentrated on the retail real estate sector and with implied equity market capitalizations generally ranging from $200 million to $1 billion.  During 2011, we achieved total stockholder return of more than 23% compared to the weighted average of the selected peer group of approximately negative 1%.

As a result of this review, the Compensation Committee determined that the Company’s and each executive officer's performance was extremely strong during 2011 and that this performance fully supported the cash bonus and equity grant determinations made by the Compensation Committee for our named executive officers.

While the Compensation Committee does take and will continue to take a multi-year view on performance, because our operations did not commence until our management team came on board in October 2009, the Compensation Committee did not assess performance over a three or five year period.  We recognize that we followed a somewhat unusual path in the manner in which we became a publicly traded REIT.  The Compensation Committee appropriately assessed the performance of our executive management team in light of this history and our performance during 2011.  In addition to the total stockholder return achieved in 2011, the Compensation Committee has also considered the success our Company has achieved in building our portfolio of shopping center properties, fully deploying the capital we had available at the time we commenced operations as a REIT, building our corporate and accounting infrastructure, raising additional capital, arranging for bank borrowing facilities and recruiting additional talent to support our future success as a company.

For the foregoing reasons, we believe ISS’s recommendations are unwarranted and we urge you to support the well reasoned executive compensation decisions taken by the Compensation Committee of our board of directors as detailed in our Proxy Statement.

Your vote is important. Our board of directors unanimously recommends that you vote "FOR" "Item 3: To approve, on an advisory basis, the compensation of the Company's named executive officers" as included our Proxy Statement to be used in connection with our annual stockholders meeting to be held on May 2, 2012.